EXHIBIT T3A

                         THE COMPANIES ACTS 1985 TO 1989

                        PRIVATE COMPANY LIMITED BY SHARES


                             ARTICLES OF ASSOCIATION

                                       OF

                           TEXON INTERNATIONAL LIMITED

                             REGISTERED NO. 3447210


             INCORPORATED IN ENGLAND AND WALES AS A PRIVATE COMPANY
                         ON THE 9TH DAY OF OCTOBER 1997

       RE-REGISTERED AS A PUBLIC COMPANY ON THE 17TH DAY OF DECEMBER 1997

      RE-REGISTERED AS A PRIVATE COMPANY ON THE 20TH DAY OF SEPTEMBER 2002


     ADOPTED BY WRITTEN RESOLUTION PASSED ON THE ____ DAY OF _________ 2002


                                   Exh. T3A-1

                         THE COMPANIES ACTS 1985 TO 1989

                        PRIVATE COMPANY LIMITED BY SHARES

                             ARTICLES OF ASSOCIATION

                                       OF

                           TEXON INTERNATIONAL LIMITED

INTERPRETATION

1.    1.1   In these Articles, unless the context otherwise requires:

            "THE ACT" means the Companies Act 1985 (as amended by the Companies Act 1989) including any statutory modification or re-enactment thereof for the time being in force;

            "ACTING IN CONCERT" bears the same meaning as that ascribed by the Code;

            "AFFILIATE" means (subject to the proviso in the definition of "control") in relation to any Shareholder:

            any entity in which that Shareholder holds fifty per cent or more of the voting shares or which holds fifty per cent or more of that Shareholder's voting shares;

            any entity which, directly or indirectly, is controlled by or controls, or is under common control with, that Shareholder, or any person or group of persons being directors or executive officers of any person referred to in (i) or (ii) above.

            "AIM" means the Alternative Investment Market regulated by the London Stock Exchange;

            "AUDITORS" means the auditors of the Company from time to time;

            "BOARD" means the directors of the Company from time to time or the directors present at a meeting of directors at which a quorum is present or any duly authorised committee thereof;

            "CHAIRMAN" means the chairman of the Board from time to time;

            "CLEAR DAYS" in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

            "THE CODE" means the City Code on Take-overs and Mergers as in force from time to time;


                                   Exh. T3A-2

            "CONNECTED PERSON" bears the meaning ascribed thereto in s.839 of the Income and Corporation Taxes Act 1988 and "persons connected" and "connected" shall be construed accordingly;

            "CONTROL" bears the meaning ascribed thereto in s.416 of the Income and Corporation Taxes Act 1988 and "controlled" shall be construed accordingly;

            "CONTROLLING INTEREST" means Shares representing not less than 90% of Voting Rights;

            "CONVERSION DATE" means the date of the first occurring Conversion Event;

            "CONVERSION EVENT" means Listing, Sale or Liquidation;

            "DEFERRED SHARES" means the convertible deferred shares of(pound)0.10 each in the capital of the Company;

            "DIVIDEND PERIOD" means any period of six months ending on 31 March or 30 September in each year and the first Dividend Period shall be the period commencing on the date of issue of the Preference Shares and ending on 31 March 2003;

            "EMPLOYEE SHAREHOLDER" means any member who is a trust for the benefit of employees and/or any member who is or was an employee of the Company or any of its subsidiaries;

            "FAMILY TRUST" means a trust (whether written under a settlement inter vivos or a testamentary disposition made by any person or on an intestacy) under which the only persons being (or capable of being) beneficiaries are an Employee Shareholder and/or his Privileged Relations, and no power or control over the voting powers conferred by such Shares is for the time being exercisable by or subject to the consent of a person other than the trustees as trustees or Employee Shareholder or his Privileged Relations;

            "LIQUIDATION" means the making of a winding-up order by the court or the passing of a resolution by the Members that the Company be wound up;

            "LIQUIDATION PREFERENCE" means, in respect of each Preference Share, the sum of(pound)1.00;

            "LISTING" means the admission of any Ordinary Shares to the Official List of the UK Listing Authority and admission to trading on the London Stock Exchange's market for listed securities becoming effective, or the granting of permission for any of the Ordinary Shares to be admitted to trade on any other public securities market (including the AIM);

            "LONDON STOCK EXCHANGE" means the London Stock Exchange plc;


                                   Exh. T3A-3

            "MEMBER" means a member of the Company;

            "NON-REDEEMABLE PREFERENCE SHAREHOLDER" means a Member who holds Non-redeemable Preference Shares acting in his capacity as a holder of Non-redeemable Preference Shares and not in his capacity as the holder of any other class of Shares;

            "NON-REDEEMABLE PREFERENCE SHARES" means the cumulative preference shares of(pound)0.10 each in the capital of the Company;

            "OFFICE" means the registered office of the Company from time to time;

            "ORDINARY SHARES" means the ordinary shares of(pound)0.10 each in the capital of the Company;

            "ORDINARY SHAREHOLDER" means a Member who holds Ordinary Shares acting in his capacity as a holder of Ordinary Shares and not in his capacity as a holder of any other class of Shares;

            "PAID UP AMOUNT" means the amount paid up or credited as paid up disregarding any premium;

            "PREFERENCE DIVIDEND" as defined in Article 4.1;

            "PREFERENCE DIVIDEND RATE" means the rate of 6 per cent per annum;

            "PREFERENCE SHAREHOLDER" means a Member who holds Preference Shares acting in his capacity as a holder of Preference Shares and not in his capacity as the holder of any other class of Shares;

            "PREFERENCE SHARES" means the Redeemable Preference Shares and the Non-redeemable Preference Shares;

            "PRIVILEGED RELATION" means in respect of any Employee Shareholder the parent or spouse or brother or sister of the Employee Shareholder or any lineal descendent of the Employee Shareholder and for these purposes the step-child or adopted child of any person shall be deemed to be that person's lineal descendent;

            "REDEEMABLE PREFERENCE SHAREHOLDER" means a Member who holds Redeemable Preference Shares acting in his capacity as a holder of Redeemable Preference Shares and not in his capacity as the holder of any other class of Shares;

            "REDEEMABLE PREFERENCE SHARES" means the cumulative redeemable preference shares of (pound)0.10 each in the capital of the Company;

            "REDEMPTION" as defined in Article 4.6;

            "REDEMPTION DATE" as defined in Article 4.6;


                                   Exh. T3A-4

            "REGISTER" means the register of members of the Company;

            "SALE" means the acquisition of a Controlling Interest by any person (or by persons who in relation to each other are acting in concert) in a single event or series of related events;

            "SHARES" means shares in the capital of the Company;

            "SHAREHOLDER" means a Member;

            "TABLE A" means Table A set out in the Companies (Tables A to F) Regulations 1985 as amended;

            "VOTING RIGHTS" means the right to receive notice of, attend (in person or by proxy), speak (in person or by proxy) at and vote (in person or by proxy) at general meetings of the Company;

1.2 References to writing includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form.

1.3 Any words or expressions defined in the Act or the Insolvency Act 1986, in either case as at the date when these Articles are adopted, will where the context permits and where not defined in these Articles bear the same meaning in these Articles.

1.4 References in these Articles to the serving of notices by any particular method shall be construed as permissive only and shall not exclude the actual service or delivery of notice by any other means.

1.5 Where for any purpose an ordinary resolution of the Company is required, a special or extraordinary resolution shall also be effective and, where an extraordinary resolution is required, a special resolution shall also be effective.

CONSTITUTION

2.    The Company is established as a private company within the meaning of
      Section 1(3) of the Act in accordance with and subject to the provisions of the Act and of the Memorandum of Association of the Company and of the Regulations contained in Table A with the exception of Regulations 2, 3, 5, 23, 40, 41, 53, 64 to 69 (inclusive), 73 to 87 (inclusive), 93 and 118 of Table A, and of any other Regulations which are inconsistent with the additions and modifications hereinafter set forth.

SHARE CAPITAL

3. At the date of adoption of these Articles the authorised share capital of the Company is (pound)12,448,282.20 divided into 14,725,000 Redeemable Preference Shares, 278,024 Non-redeemable Preference Shares, 3,000,000 Ordinary Shares and 106,479,798 Deferred Shares.


                                   Exh. T3A-5

THE PREFERENCE SHARES

4. The rights and restrictions attaching to the Preference Shares are as set out in this Article 4.

INCOME

4.1. The Preference Shares shall confer upon the holders thereof the right, in priority to any rights of the holders of any other class of Shares, to receive a fixed cumulative preferential cash dividend ("the Preference Dividend") at the Preference Dividend Rate applied to the Liquidation Preference thereof.

4.2. The Preference Dividend shall accrue from day to day (on the basis of a 365 or 366 day year as appropriate) and compound half-yearly on 31 March and 30 September (and the first date on which the Preference Dividend shall compound shall be 31 March 2003). The Company may at any time and from time to time pay all or any part of the Preference Dividend which, at the time of payment, has accrued and remains outstanding provided that any such payment may only be made out of the distributable profits of the Company and otherwise if and to the extent lawful. If any payment is of an amount which is less than the entire amount of the Preference Dividend which has accrued and remains outstanding at the time of payment, such payment:

      4.2.1. shall be made amongst the holders of the Preference Shares pro rata to their holding of Preference Shares; and

      4.2.2. shall be deemed to be payment in respect of first occurring Preference Dividend Periods in priority to later Preference Dividend Periods.

CAPITAL

4.3. On a return of capital on Liquidation, reduction of capital or otherwise, the capital and assets of the Company available for distribution amongst the Shareholders shall be applied, in priority to any payment to the holders of any other class of shares, in paying to the Preference
      Shareholders:

      4.3.1. first, a sum equal to the Preference Dividend on the Preference Shares which has accrued (including any dividend accrued from the end of the immediately preceding Dividend Period) and which remains outstanding; and

      4.3.2. secondly, on each Preference Share held by the holders thereof, an amount equal to the Liquidation Preference.

4.4. In the event of a Sale then, notwithstanding anything to the contrary in the terms and conditions governing such Sale (unless all the selling holders immediately prior to such Sale have agreed to the contrary for the purposes of this Article 4.4) the selling holders (immediately prior to such Sale) shall procure that the consideration (whenever received) shall be paid into a designated trustee account and shall first be distributed amongst the Preference Shareholders who are selling holders in the order of priority set


                                   Exh. T3A-6
      out in Article 4.3 as if the date of such Sale were the date of the return of capital for the purposes of Article 4.3 and as if the consideration for such Sale represented all of the assets of the Company available for distribution to Shareholders.

FURTHER PARTICIPATION

4.5. Save as provided in Articles 4.6 to 4.12 (inclusive), the Preference Shares shall not confer upon the Preference Shareholders any further right to participation in the profits or assets of the Company.

REDEMPTION OF REDEEMABLE PREFERENCE SHARES AND PAYMENT OF PREFERENCE DIVIDEND

4.6.  Subject to the Act and as hereinafter provided, the Company:

      4.6.1. may at any time by not less than 21 days nor more than 30 days notice to the holders of the Redeemable Preference Shares; and

      4.6.2. shall immediately prior to and conditional upon a Conversion Event,

      redeem the Redeemable Preference Shares for an amount in cash equal to the Liquidation Preference thereof together with a sum equal to the Preference Dividend on the Redeemable Preference Shares which has accrued (including any proportion of such Preference Dividend accrued from the end of the immediately preceding Dividend Period up to the date of redemption) and which remains outstanding. In the case of redemption made pursuant to sub-article 4.6.1 above, the redemption shall be in tranches of not less than 100,000 Redeemable Preference Shares (or such smaller number as equals all of the Redeemable Preference Shares then in issue) and in the case of redemption made pursuant to sub-article 4.6.2 above, the redemption shall only be made if the Company has sufficient profits available for this purpose and shall be of all the Redeemable Preference Shares then in issue. Each such date on which Redeemable Preference Shares are to be redeemed in accordance with the foregoing provisions of this
      Article 4.6 is hereinafter referred to as a "Redemption Date". Any redemption of Redeemable Preference Shares to be redeemed on a Redemption Date is hereinafter referred to as a "Redemption".

4.7. The notice given in accordance with Article 4.6 shall specify the number of Redeemable Preference Shares held by each Redeemable Preference Shareholder the subject of the Redemption and the Redeemable Preference Shareholders shall prior to the Redemption Date deliver to the Office certificates in respect of such Redeemable Preference Shares to be redeemed on that Redemption Date.

4.8. Upon each Redemption Date the monies to be paid in accordance with the provisions of Article 4.6 in respect of the Redemption ("the redemption moneys") shall become a debt due and payable, subject to the Act and to
      Article 4.12 below, by the Company to the Redeemable Preference Shareholders and upon receipt of the relevant share certificates in respect of any Redemption (or an indemnity in respect thereof in a form reasonably satisfactory to the Company) the Company shall forthwith upon the Redemption Date pay the redemption moneys to the appropriate Redeemable Preference Shareholder. If


                                   Exh. T3A-7
      the amount to be paid on a Redemption Date in respect of a Redemption in accordance with Article 4.6.2 is in excess of the profits available for the purpose, the profits which are available shall be applied:

      4.8.1. first in paying so much of the Preference Dividend on the Redeemable Preference Shares which has accrued and which remains outstanding as the profits available for the purpose permit; and

      4.8.2. secondly in redeeming such of the Redeemable Preference Shares (if any) the subject of the Redemption as the profits available for the purpose permit;

      in each case pro rata among the holders of the Redeemable Preference Shares in the proportion which each such Redeemable Preference Shareholder's holding bears to the total number of Redeemable Preference Shares then in issue. To the extent that following any Redemption Date upon which the Company does not have sufficient profits available for distribution to pay all of the redemption moneys which but for the insufficiency of profits would have been payable to the Redeemable Preference Shareholders on any Redemption Date, then when profits do become available for distribution such profits shall be applied in paying any accrued but unpaid Preference Dividend and in redeeming any Redeemable Preference Shares the subject of the Redemption which are still in issue in the order of priority set out in Articles 4.8.1 and 4.8.2 above forthwith at the end of the relevant Dividend Period (which shall be a Redemption Date for the purposes of this Article 4.8) in which such profits become available for distribution.

      The provisions of this Article 4.8 are subject to Article 4.2.1 and therefore on any payment of Preference Dividend in respect of the Redeemable Preference Shares pursuant to this Article 4.8 a pro rata amount of Preference Dividend which has accrued and which remains outstanding shall be paid in respect of the Non-redeemable Preference Shares.

4.9. The Company shall in the case of a redemption of all the Redeemable Preference Shares held by a Redeemable Preference Shareholder cancel the share certificate of the Redeemable Preference Shareholder concerned and in the case of a redemption of part of the Redeemable Preference Shares included in any certificate either:

      4.9.1. enface a memorandum of the amount and date of the redemption on such certificate; or

      4.9.2. cancel the same,

      and without charge issue to the Redeemable Preference Shareholder delivering such certificate to the Company a fresh certificate for the balance of Redeemable Preference Shares not redeemed on that occasion.

4.10. If any Redeemable Preference Shareholder whose Redeemable Preference Shares are liable to be redeemed on any Redemption Date shall fail or refuse to deliver up the certificate for his Redeemable Preference Shares on or before such Redemption Date the


                                   Exh. T3A-8

      Company may retain the redemption moneys until delivery of the certificate (or of an indemnity in respect thereof in a form reasonably satisfactory to the Company) but shall thereupon pay the redemption moneys to the Redeemable Preference Shareholder. Notwithstanding the provisions of
      Article 4.12 no Preference Dividend or other interest shall accrue on any Redeemable Preference Shares not redeemed on the Redemption Date as a result of the Redeemable Preference Shareholder failing to deliver the relevant certificate (or an indemnity in respect thereof) until the share certificate or indemnity has been so delivered.

4.11. Any redemption of some but not all of the Redeemable Preference Shares or payment of part only of any Dividend Payment shall be made amongst the holders of the Preference Shares pro rata to their holding of Redeemable Preference Shares.

4.12. For the avoidance of doubt interest at the same rate as the Preference Dividend will continue to accrue on instalments of redemption moneys which have become payable but have not been paid on the due date for payment (whether or not such non payment arises because payment would be unlawful or for any other reason (except that specified in Article 4.10)).

VOTES

4.13 Preference Shareholders are entitled to receive notice of and to attend and speak at general meetings of the Company. Preference Shareholders may also vote in respect of their holdings of Preference Shares at general meetings of the Company.

THE ORDINARY SHARES

5. The rights and restrictions attaching to the Ordinary Shares are as set out in this Article 5.

INCOME

5.1. Subject to the prior payment of all unpaid Preference Dividend any profits which the Board may lawfully determine to distribute in respect of any financial year shall be distributed among the holders of the Ordinary Shares pro rata in relation to the Paid Up Amount upon each such Share provided that no amount shall be paid to the holders of Ordinary Shares for so long as there remains outstanding all or any part of the redemption monies (if any).

CAPITAL

5.2. Subject to the prior payment of any amounts due to the Preference Shareholders (in their capacity as such) in accordance with Article 4, the capital and assets of the Company on a Liquidation or other return of capital shall be applied in paying to Ordinary Shareholders (in their capacity as such) an amount equal to the aggregate amount of the nominal value of the Ordinary Shares held by them and then, subject to payment to the Deferred Shareholders (in their capacity as such) in accordance with
      Article 6, among the Ordinary Shares pro rata in relation to the Paid Up Amount upon each such Share.


                                   Exh. T3A-9

VOTES

5.3. Ordinary Shareholders are entitled to receive notice of and to attend and speak at general meetings of the Company. Ordinary Shareholders may also vote in respect of their holding of Ordinary Shares at general meetings of the Company.

THE DEFERRED SHARES

6. The rights and restrictions attaching to the Deferred Shares are as set out in this Article 6.

INCOME/VOTING/CAPITAL

6.1 The holders of Deferred Shares (as holders of Deferred Shares) shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any general meeting of the Company. On a return of capital and assets, whether on Liquidation or otherwise, the Deferred Shares shall entitle the holder thereof only to the payment of an amount of 0.0001 pence for each Deferred Share after payment to the holders of the Preference Shares (in their capacity as such) in accordance with Article 4 and after payment to the holders of the Ordinary Shares (in their capacity as such) of the aggregate amount of nominal value of the Ordinary Shares held by them in accordance with Article 5.2 and the holders of the Deferred Shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

PURCHASE ETC

6.2 The Special Resolution creating the Deferred Shares shall be deemed to confer irrevocable authority on the Company at any time after the date of such resolution to appoint any person to execute on behalf of the holders of the Deferred Shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same, without making any payment to the holders thereof, to such person as the Company may determine as custodian thereof and/or to cancel and/or acquire the same (in accordance with the provisions of the Act) without making any payment to or obtaining the sanction of the holders thereof and pending such transfer and/or the cancellation and/or purchase to retain the certificate (if any) for such shares. The Company may, at its option at any time, purchase all or any of the Deferred Shares then in issue (if any), at a price not exceeding 1 penny for all the Deferred Shares purchased, at any time upon giving the registered holder of such share or shares not less than twenty-eight (28) days' previous notice in writing of its intention so to do, fixing a time and place for its redemption.

6.3 Upon the purchase by the Company or cancellation of any Deferred Shares, the directors may, pursuant to the authority given by the adoption of this Article, convert and sub-divide the authorised share capital created as a consequence of such purchase by the Company or cancellation into shares of any class of share capital into which the authorised share capital of the Company is or may at that time be divided of a like nominal amount (as nearly as may be) as the shares of such class then in issue.


                                  Exh. T3A-10

ISSUE OF SHARES

7. Any shares may be issued on the terms that they are, or at the option of the Company are liable, to be redeemed.

8. The Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these regulations or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder. The Company shall however be entitled to register trustees as such in respect of any shares.

THE SEAL

9. In Regulation 1 of Table A the words "the common seal of the Company" shall be omitted and the words "any seal for the time being adopted by the Company as its common seal" shall be inserted after the words ""the Seal" means".

10.   In Regulation 6 of Table A the words "or subscribed in accordance with
      Section 36B of the Act" shall be inserted after the words "sealed with the Seal".

CALLS ON SHARES

11. In Regulation 12 of Table A the words "save in the case of a call deemed to have been made in terms of Regulation 16 which call shall be irrevocable." shall be inserted after the words "postponed in whole or in part".

FORFEITURE OF SHARES

12. In Regulation 15 of Table A the words "and all expenses that may have been incurred by the Company by reason of such non-payment" shall be inserted after the word "Act)" and after the words "payment of the interest".

13. In Regulation 18 of Table A the words "and expenses that may have been incurred by the Company by reason of such non-payment" shall be inserted after the words "may have accrued".

TRANSFER OF SHARES

14. Subject to the provisions of Articles 15 to 17 and such other of the restrictions of these Articles as may be applicable, any Member may transfer all or any of his shares in writing in any usual or common form or in any other form which the Board may approve. The instrument of transfer shall be executed by or on behalf of the transferor and (except in the case of fully paid shares) by or on behalf of the transferee and the transferor shall remain the holder of the shares and as such a Member until the name of the transferee is entered in the Register in respect thereof.

15.   15.1  The Board shall only register a transfer of Ordinary Shares to a transferee if, at the same time as such Ordinary Shares are transferred, a proportionate number


                                  Exh. T3A-11
             of Preference Shares held by the same transferor (ie five Preference Shares per Ordinary Share) are also transferred by such transferor to the same transferee.

      15.2 The Board shall only register a transfer of Preference Shares to a transferee if, at the same time as such Preference Shares are transferred, a proportionate number of Ordinary Shares held by the same transferor (ie one Ordinary Share per five Preference Shares) are also transferred by the such transferor to the same transferee.

TAG ALONG AND DRAG ALONG RIGHTS

16.   16.1  If, on or after the date of adoption of these Articles the holder(s)
            of Shares (for the purposes of this Article 16 (the "Seller")) intend(s) to transfer (in one or a series of related transactions) such number of Shares (or any interest in such shares) (the shares to be sold by the Seller being referred to as "Selling Shares") to a proposed purchaser(s) or any person acting in concert with such proposed purchaser (the "Proposed Purchaser") (the "Transfer") that results in either of the following conditions being satisfied:

            (a) the Proposed Purchaser holding at least 30 per cent of the voting rights of the Company, unless (i) the Proposed Purchaser is an Affiliate or Family Trust of the Seller, or
                  (ii) the Proposed Purchaser is an existing Shareholder already holding at least 30 per cent of the voting rights in the Company; or

            (b) the Proposed Purchaser holding at least 70 per cent of the voting rights of the Company,

             then the Seller shall give to the Company not less than 28 days' advance notice before selling the Selling Shares. That notice (the "Selling Notice") will include details of the Selling Shares and the proposed price for each Selling Share to be paid by the Proposed Purchaser, details of the Proposed Purchaser and the place, date and time of completion of the proposed purchase being a date not less than 28 days from the date of the Selling Notice ("Completion").

      16.2 Where Article 16.1(a) is satisfied, the Transfer shall only be permitted provided that the Seller shall procure that a written offer is also made to each of the holders of Ordinary Shares and Preference Shares (other than the Seller) (the "Other Members"), on identical terms to the offer made for the Selling Shares held by the Seller, for the transfer at Completion of all the Preference Shares and Ordinary Shares held by the Other Members ("the Other Members' Shares") provided always that the price offered to the Other Members in respect of the transfer of the Other Members' Shares shall not be less than the highest value paid or agreed to be paid for shares of the same class by the Proposed Purchaser in the six months preceding the date of the Selling Notice (ignoring for this purpose the issue of any Shares that are paid up by the cancellation of any indebtedness of the Company).


                                  Exh. T3A-12

      16.3 Where Article 16.1(b) is satisfied, immediately upon receipt of the Selling Notice, the Company shall, if so requested in writing by the Seller within 7 days of delivery of the Selling Notice and for the avoidance of doubt without prejudice to the rights of Other Members under Article 16.2 above, give notice in writing (a "Compulsory Sale Notice") to Other Members giving the details contained in the Selling Notice and requiring each of the Other Members to sell to the Proposed Purchaser at Completion their entire holdings of Preference Shares and Ordinary Shares on the same terms as those contained in the Selling Notice provided always that the price offered to the Other Members in respect of the transfer of the Other Members' Shares shall not be less than the highest value paid or agreed to be paid for shares of the same class by the Proposed Purchaser in the six months preceding the date of the Selling Notice (ignoring for this purpose the issue of any Shares that are paid up by the cancellation of any indebtedness of the Company). The proceeds of sale of all of the Shares (including of all of the class of the Selling Shares sold to the Proposed Purchaser and any persons acting in concert (within the meaning given in the City Code on Takeovers and Mergers) with the Proposed Purchaser in related transactions) will be allocated as follows:

            (i)   with respect to the Preference Shares, in accordance with
                  Article 4.4; and

            (ii)  with respect to the Ordinary Shares, in accordance with
                  Article 5.2.

      16.4 If any of the Other Member(s) fails to comply with the terms of a Compulsory Sale Notice given to him in accordance with Article 16.3 (the "Defaulting Member(s)"), the Company shall be constituted the agent of each Defaulting Member for the sale of his Preference Shares and Ordinary Shares in accordance with the Compulsory Sale Notice (together with all rights then attached thereto) and the Directors may authorise some person to execute and deliver on behalf of each Defaulting Member the necessary transfer(s) and the Company may receive the purchase money in trust for each of the Defaulting Members and cause the Proposed Purchaser to be registered as the holder of such Preference Shares and Ordinary Shares. The receipt of the Company for the purchase money, pursuant to such transfers, shall constitute a good and valid discharge to the Proposed Purchaser (who shall not be bound to see to the application thereof) and after the Proposed Purchaser has been registered in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any person. The Company shall not pay the purchase money due to the Defaulting Member(s) until they shall, in respect of the Preference Shares and Ordinary Shares being the subject of the Compulsory Sale Notice, have delivered their share certificates or a suitable indemnity and the necessary transfers to the Company. No member shall be required to comply with a Compulsory Sale Notice unless the Seller shall sell the Selling Shares to the Proposed Purchaser on Completion, subject at all times to the Seller being able to withdraw the Selling Notice at any time prior to Completion by giving notice to the Company to that effect, whereupon each Compulsory Transfer Notice shall cease to have effect.


                                  Exh. T3A-13

LEAVERS

17.   17.1  This Article 17 applies to each of Neil Fleming and Peter Selkirk
            (each an "Employee") for so long as they are a holder of Preference Shares and/or Ordinary Shares (and/or they have established a Family Trust which holds Preference Shares and/or Ordinary Shares previously held by them) if either Employee ceases for any reason to be an employee of the Company and does not then commence employment with any of its subsidiary undertakings.

      17.2 Within two months after the date of cessation of employment of an Employee, the Board may serve notice on such Employee requiring him (or his personal representatives in the case of his death) and each trustee of his Family Trust who is the holder of Preference Shares and/or Ordinary Shares previously held by him (if any) ("Compulsory Sellers") to offer some or all of their Preference Shares and Ordinary Shares ("Sale Shares") to:

            (i)   a person or persons intended to take the Employee's place;

            (ii) any of the existing employees or consultants of the Company or any of its subsidiary undertakings;

            (iii) an employees' share scheme of the Company and its subsidiary undertakings; and/or

            (iv) any other person or persons approved by resolution of the directors

            (the "Offerees")

            The Board's notice may reserve to the Board the right to finalise the identity of the Offerees once the price for the Sale Shares has been agreed or certified.

      17.3 The Compulsory Sellers shall then offer their Sale Shares to the Offerees free from all liens, charges and encumbrances together with all rights attaching to them on the following terms.

      17.4 The price for the Sale Shares shall be the price agreed between the Compulsory Sellers and the Board or, if they do not agree a price within 14 days of the Board's notice, the price certified by the Company's auditors, acting as experts and not as arbitrators, to be:

            17.4.1 if the employment ceases within two years after the date on which the conditions to the effectiveness of the special resolution adopting these Articles are satisfied as a result of the resignation of the Employee, or the employment ceases at any time as a result of the lawful summary dismissal of the Employee, nil (provided that a resignation by an Employee who is redundant or a resignation in circumstances constituting constructive dismissal shall not be treated as a resignation for the purposes of this Article 17.4.1); or


                                  Exh. T3A-14

            17.4.2 if the employment ceases more than two years after the date on which the conditions to the effectiveness of the special resolution adopting these Articles are satisfied as a result of the resignation of the Employee, the lower of the issue price of the Sale Shares (where the issue price in respect of each of the Preference Shares and each of the Ordinary Shares shall be deemed to be(pound)1.00 per share) and the market value as specified in Article 17.4.3 (provided that a resignation by an employee who is redundant or a resignation in circumstances constituting constructive dismissal or on retirement at the age of 65 shall not be treated as a resignation for the purposes of this Article 17.4.2);

            17.4.3 in any other circumstances, the market value of the Sale
                   Shares immediately after the cessation of employment where the market value of the Sale Shares shall be calculated as the appropriate proportion of the market value of all of the Shares as between a willing seller and a willing buyer with no discount arising in relation to the size of the holding comprising the Sale Shares.

      17.5  Within seven days after the price has been agreed or certified:

            17.5.1 the Company shall notify the Compulsory Sellers of the names and addresses of the Offerees and the number of Sale Shares to be offered to each;

            17.5.2 the Company shall notify each Offeree of the number of Sale
                   Shares on offer to him; and

            17.5.3 the Company's notices shall specify the price per share and state a date, between seven and 14 days later, on which the sale and purchase of the Sale Shares is to be completed ("completion date").

      17.6 By the completion date the Compulsory Sellers shall deliver stock transfer forms for the Sale Shares, with the relevant share certificates, to the Company. On the completion date the Company shall pay the Compulsory Sellers, on behalf of each of the Offerees, the agreed or certified price for the Sale Shares to the extent the Offerees have put the Company in the requisite funds. The Company's receipt for the price shall be a good discharge to the Offerees. The Company shall hold the price in trust for the Compulsory Sellers without any obligation to pay interest.

      17.7 To the extent that Offerees have not, by the completion date, put the Company in funds to pay the agreed or certified price, the Compulsory Sellers shall be entitled to the return of the stock transfer forms and share certificates for the relevant Sale Shares and the Compulsory Sellers shall have no further rights or obligations under Article 17 in respect of those Sale Shares.

      17.8 If a Compulsory Seller fails to deliver stock transfer forms for Sale Shares to the Company by the completion date, the directors may authorise any director to


                                  Exh. T3A-15
            transfer the Sale Shares on the Compulsory Seller's behalf to each Offeree to the extent the Offeree has, by the completion date, put the Company in funds to pay the agreed or certified price for the Sale Shares offered to him. The directors shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Compulsory Seller shall surrender his share certificate for the Sale Shares to the Company. On surrender, he shall be entitled to the agreed or certified price for the Sale Shares.

      17.9 While Shares are Sale Shares by virtue of Article 17.2, they may not be transferred under Article 14 or 15.

      17.10 For so long as Preferences Shares and Ordinary Shares held by an Employee are potentially subject to the provisions of this Article 17, such shares shall not be transferable, other than to a Family Trust of such Employee, without the prior consent of the Board.

GENERAL MEETINGS

18. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, two Members present in person or by proxy or, if corporations, by representatives duly authorised shall be a quorum.

19. If a quorum is not present within half an hour of the time appointed for a general meeting the meeting, if convened on the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to such day and at such time and place as the Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

20. A resolution in writing signed by all the Members who would be entitled to receive notice of and to attend and vote at a general meeting at which such resolution was to be proposed, or by their duly appointed attorneys or representatives, shall be as valid and effectual as if it had been passed at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more of the Members or their duly appointed attorneys or representatives and the signature in the case of a corporate body which is a Member shall be sufficient if made by a director or the secretary thereof or by its duly appointed attorneys or representatives.

21. A poll may be demanded at any general meeting by the Chairman or by any Member present in person or by proxy or, if a corporation, by any representative duly authorised and entitled to vote. Regulation 46 of Table A shall be construed accordingly.

22. No resolution not previously approved by the Board shall be moved by any Member other than a director at a general meeting unless the Member intending to move the same shall have left a copy thereof with his name and address at the Registered Office of the Company three clear days prior to such meeting.


                                  Exh. T3A-16

23. A notice of every general meeting shall be given to every Member entitled to receive notice of such general meeting whether or not he shall have supplied to the Company an address within the United Kingdom for the giving of notices and Regulation 112 of Table A shall be construed accordingly.

DIRECTORS

24. Unless and until otherwise determined by ordinary resolution of the Company, the minimum number of directors shall be two and there shall be no maximum number.

25. The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

26. A director shall not be required to hold shares of the Company in order to qualify for office as a director, but he shall be entitled to receive notice of and attend and speak at all general meetings of the Company or of any class of Members of the Company.

27. A director who is in any way whether directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of his interest at a meeting of the Board in accordance with Section 317 of the Act. Subject to such disclosure as aforesaid a director may vote in respect of any contract or proposed contract or arrangement in which he is interested and if he does so vote his vote shall be counted and he may be counted in ascertaining whether a quorum is present at any meeting at which any such contract or proposed contract or arrangement shall come before the Board for consideration and may retain for his own absolute use and benefit all profits and advantages accruing to him therefrom. For the purposes of this Article:-

      27.1 a general notice given to the Board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

      27.2 an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

28.   The office of a director shall be vacated:-

      28.1 if he becomes bankrupt or suspends payment of or compounds with his creditors;

      28.2 if he becomes of unsound mind or a patient for the purpose of any statute relating to mental health or otherwise incapax;

      28.3 if (not being a director holding executive office as such for a fixed term) by notice in writing to the Company he resigns his office;


                                  Exh. T3A-17

      28.4 if (being a director holding executive office with the Company) his employment by the Company is terminated or comes to an end;

      28.5 if he is prohibited by law from being a director or ceases to be a director by virtue of the Act or any statutory modification or re-enactment thereof;

      28.6 if he is removed from office by notice in writing signed by all his co-directors and served upon him;

      28.7 if he shall for more than six months have been absent without permission of the Board from meetings of the Board held during that period and the Board resolves that his office be vacated.

29. The Board shall have power at any time, and from time to time to appoint any person to be a director of the Company either to fill a casual vacancy or as an addition to the existing directors.

30. The ordinary remuneration of the directors shall from time to time be determined by an ordinary resolution of the Company and shall (unless such resolution otherwise provides) be divisible among the directors as they may agree or, failing agreement, equally except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for such proportion of remuneration as relates to the period during which he has held office. The Board may repay to any director all such reasonable expenses as he may properly incur in attending and returning from meetings of the Board or of any committee of the Board or general meetings of the Company or any class of Members or otherwise in or about the business of the Company. In the event of any director necessarily performing or rendering any special duties or services to the Company outside his ordinary duties as a director the Board may, if so authorised by an ordinary resolution of the Company, pay such director special remuneration and such special remuneration may be by way of salary, commission, participation in profits or otherwise as may be arranged.

31. The Board may from time to time appoint one or more of their number to an executive office (including that of Managing Director, Deputy or Assistant Managing Director, Manager or any other salaried office) for such period and on such terms and conditions as they shall think fit, and subject to the terms and conditions of any agreement entered into in any particular case, may revoke such appointment. Subject to the terms and conditions of any such agreement the appointment of any director as aforesaid shall be ipso facto determined if he ceases from any cause to be a director. Regulation 72 of Table A shall extend to the posts of Deputy or Assistant Managing Director or Manager aforesaid.

32. A Managing Director, Deputy or Assistant Managing Director, Manager or other executive officer as aforesaid shall receive such remuneration (either by way of salary, commission, participation in profits or pension or otherwise howsoever, whether similar to the foregoing or not) as the Board may determine.


                                  Exh. T3A-18

33. The Board on behalf of the Company and without the approval of any resolution of the Company may establish, maintain, participate in and contribute to, or procure the establishment and maintenance of, participation in and contribution to, any pension, superannuation, benevolent or life assurance fund, scheme or arrangement (whether contributory or otherwise) for the benefit of any persons (including directors, former directors, officers and former officers) who are or shall have been at any time in the employment or service of the Company or of any company which at the time is or was a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company (as defined in Section 736 of the Act) or otherwise associated with the Company or of the predecessors of the Company in business or of any such other company as aforesaid, or for the benefit of the relations, wives, widows, families, connections or dependants of any such persons or for the benefit of any other persons whose service or services have directly or indirectly been of benefit to the Company and their relations, connections or dependants, and the Board on behalf of the Company and without the approval of any resolution of the Company may grant or procure the grant of donations, gratuities, pensions, allowances, including allowances on death, or other payments or benefits of any kind to any of such persons as aforesaid; and the Board on behalf of the Company and without the approval of any resolution of the Company may establish, subsidise, subscribe to or support institutions, associations, clubs, schools, funds or trusts calculated or considered to be for the benefit of any of such persons as aforesaid or otherwise for the advancement of the interests and well-being of the Company or of any such other company as aforesaid or its members; and the Board on behalf of the Company and without the approval of any resolution of the Company may make payments for or towards the insurance of any of such persons as aforesaid. Any such director or ex-director may participate in and retain for his own benefit any such donation, gratuity, pension, allowance, payment or other benefit conferred under or pursuant to this Article and the receipt thereof shall not disqualify any person from being or becoming a director of the Company.

34. The Board on behalf of the Company and without the approval of any resolution of the Company (but subject to the provisions of Sections 151 to 158 of the Act) may establish and contribute to any employees' share scheme (within the meaning of Section 743 of the Act) for the purchase or subscription by trustees of shares of the Company or of a holding company of the Company and may lend money to the Company's employees to enable them to purchase or subscribe for shares of the Company or of a holding company of the Company; and may establish and maintain any option or incentive scheme whereby selected employees (including salaried directors and officers) of the Company are given the opportunity of acquiring shares in the capital of the Company; and may formulate and carry into effect any scheme for sharing the profits of the Company with its employees (including salaried directors and officers) or any of them. Any director may participate in and retain for his own benefit any such shares, profit or other benefit conferred under or pursuant to this Article and the receipt thereof shall not disqualify any person from being or becoming a director of the Company.

35. The directors shall not be subject to retirement by rotation and accordingly all references in Table A to retirement by rotation shall be disregarded.


                                  Exh. T3A-19

36. A resolution in writing signed by all the directors for the time being in the United Kingdom shall be as effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form, each signed by one or more of the Directors.

37. All or any of the Directors or any committee of the Directors may participate in a meeting of the Directors or that committee by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other and subject to the provisions of these Articles the meeting shall constitute a meeting of the Board or a committee of the Board as the case may be. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.

BORROWING AND OTHER POWERS

38. The Board may exercise all the powers of the Company without limit as to amount to borrow and raise money and to accept money on deposit and to grant any security, mortgage, charge or discharge as they may consider fit for any debt or obligation of the Company or which is binding on the Company in any manner or way in which the Company is empowered so to grant and similarly as they may consider fit to enter into any guarantee, contract of indemnity or suretyship in any manner or way in which the Company is empowered so to enter into.

ALTERNATE DIRECTORS

39. Any director may at any time by writing under his hand and deposited at the Registered Office, or delivered at a meeting of the Board, appoint any person to be his alternate director and may in like manner at any time terminate such appointment. If such alternate director is not another director, such appointment, unless previously approved by the Board, shall have effect only upon and subject to being so approved.

40. The appointment of an alternate director shall determine on the happening of any event which if he were a director would cause him to vacate such office or if his appointor ceases to be a director (retirement at any general meeting at which the director is re-elected being for such purpose disregarded).

41. An alternate director shall (except when absent from the United Kingdom) be entitled to receive notices of meetings of the Board and shall be entitled to attend and vote as a director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a director. If his appointor is for the time being absent from the United Kingdom or temporarily unable to act through ill-health or disability, an alternate director's signature to any resolution in writing of the directors shall be as effective as the signature of his appointor. Every person acting as an alternate director shall have one vote for each director for whom he acts as alternate (in addition to his


                                  Exh. T3A-20
      own vote if he is also a director). An alternate director shall not (save as aforesaid) have power to act as a director or be deemed to be a director for the purposes of these Articles.

42. An alternate director may be repaid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a director but he shall not be entitled to receive from the Company any remuneration except only such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

INDEMNITY

43. Every director or officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution or discharge of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings whether civil or criminal in which judgment is given in his favour or in which he is acquitted or in which the charge is found not proven or in connection with any application under Section 727 of the Act in which relief is granted to him by the Court and no director or other officer shall be liable for any loss, damage or misfortune which may happen to be incurred by the Company in the execution or discharge of the duties of his office or in relation thereto. But this Article shall only have effect in so far as its provisions are not avoided by Section 310 of the Act.

INSURANCE

44. The Board shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers, employees or auditors of the Company or any other company which is its holding company or subsidiary. Without prejudice to the generality of Article 27 at a meeting of the Board where such insurance is under consideration a director may form part of the quorum and vote notwithstanding any interest he may have in such insurance.


                                  Exh. T3A-21